UNITED STATES
SECURITIES and EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

August 16, 2013

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 1-15555

Delaware	87-0267438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11121 Kingston Pike, Suite E, Knoxville, Tennessee 37934
(Address of Principal Executive Office)

(865) 675-1554
(Registrant's Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

 Tengasco, Inc. (NYSE MKT: TGC) announced that on August 16, 2013 the Company closed the sale of its Swan Creek field in Hancock County, Tennessee and all of its other Tennessee oil and natural gas leases and related properties together with its 67-mile natural gas pipeline system and related properties extending from the Swan Creek field to Kingsport, Tennessee, for $1.5 million pursuant to the terms of a previously announced March 1, 2013 purchase and sale agreement between the Company and Swan Creek Partners LLC and its affiliate General Gas Pipeline LLC.  However, the sale did not include assets of Manufactured Methane Corporation, including the methane facility and electric generator at Carter Valley landfill in Hawkins County, Tennessee.

Closing had been contingent upon the Tennessee Regulatory Authority granting regulatory approval to General Gas Pipeline LLC for the transfer of utility status of the pipeline, and the Company receiving certain landowner approvals of assignment of pipeline easements.   The Tennessee Regulatory Authority granted transfer approval in July 2013 and the remaining conditions to closing were completed the first week of August, 2013.

On closing of the sale, the Company now has no remaining oil or natural gas producing properties or lease position for oil or gas exploration in Tennessee, and no natural gas pipeline assets.  The Company has used all of the proceeds of this sale to pay down its borrowings, reducing the current balance owed under its existing credit facility with F&M Bank in Dallas, Texas from $5.2 million to approximately $3.8 million. As a result of the Company's impairment of its pipeline asset in 2012 to a reduced value of $1.4 million, it is anticipated that this sale will have no effect upon the Company's earnings in the current reporting period.

Item 9.01	Financial Statements and Exhibits

Exhibits

99.1	Press release dated August 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: August 22, 2013
Tengasco, Inc.

	By:	s/Michael J. Rugen
Michael J. Rugen,
Chief Executive Officer